Advent/Claymore Enhanced Growth & Income Fund Announces Expiration and Preliminary Results of Tender Offer New York, NY – July 11, 2017 – Advent/Claymore Enhanced Growth & Income Fund (NYSE: LCM) (the “Fund”) announced today the expiration and preliminary results for its tender offer for up to 4,420,984 common shares (“Shares”) of the Fund (approximately 32.5% of the outstanding Shares) (the “Tender Offer”). The Tender Offer commenced on June 12, 2017 and expired on July 11, 2017. Based on current information, approximately 6,939,500 Shares, or approximately 51% of the Fund’s outstanding common shares, were tendered through the expiration date. This total does not include Shares tendered pursuant to notices of guaranteed delivery. Because the number of Shares exceeded 4,420,984 Shares, the relative number of Shares that will be purchased from each shareholder will be prorated based on the number of Shares properly tendered. The final number of Shares validly tendered and accepted pursuant to the tender offer and the resulting pro-ration for each tendering shareholder is expected to be announced on or about July 17, 2017. The purchase price of properly tendered and accepted Shares is 98% of the Fund’s net asset value (“NAV”) as of the close of regular trading on the New York Stock Exchange on July 12, 2017, the business day immediately following the day the Tender Offer expired. Payment for Shares tendered and accepted is expected to be sent to tendering shareholders on or about July 17, 2017. Questions regarding the Tender Offer may be directed to Georgeson, Inc., the information agent for the tender offer, at (888) 206-0860. Additional Information About Advent Capital Management Advent Capital Management, LLC (“Advent”) is a registered investment advisor dedicated to providing its clients with superior investment performance. Advent invests primarily in convertible, high yield and equity securities offered through long only, hedge-fund and NYSE- listed closed-end fund products. Advent’s investment team consists of seasoned professionals performing bottom-up fundamental research. Since inception in 1995, Advent has grown into a $9 billion diversified investment management firm (as of March 31, 2017) with the ability to capture opportunities globally. Advent’s growing client base includes some of the world’s largest public and corporate pension plans, foundations, endowments, insurance companies and high net worth individuals. Advent is not affiliated with Guggenheim. About Guggenheim Investments Guggenheim Investments is the global asset management and investment advisory division of Guggenheim Partners, LLC (“Guggenheim”), with $217 billion* in total assets across fixed income, equity, and alternative strategies. We focus on the return and risk needs of insurance companies, corporate and public pension funds, sovereign wealth funds, endowments and foundations, consultants, wealth managers, and high-net-worth investors. Our 275+ investment professionals perform rigorous research to understand market trends and identify undervalued opportunities in areas that are often complex and underfollowed. This approach to investment management has enabled us to deliver innovative strategies providing diversification opportunities and attractive long-term results. *Guggenheim Investments total asset figure is as of March 31, 2017. The assets include leverage of $11.7bn for assets under management and $0.4bn for assets for which we provide administrative services. Guggenheim Investments represents the following affiliated investment management businesses of Guggenheim Partners, LLC: Guggenheim Partners Investment Management, LLC, Security Investors, LLC, Guggenheim Funds Investment Advisors, LLC (Investment Advisor for AGC, LCM), Guggenheim Funds Distributors, LLC (Servicing Agent for AVK), Guggenheim Real Estate, LLC, GS GAMMA Advisors, LLC, Guggenheim Partners Europe Limited, and Guggenheim Partners India Management. This information does not represent an offer to sell securities of the Fund and it is not soliciting an offer to buy securities of the Fund. There can be no assurance that the Fund will achieve its investment objective. The net asset value of the Fund will fluctuate with the value of the underlying securities. It is important to note that closed-end funds trade on their market value, not net asset value, and closed-end funds often trade at a discount to their net asset value. Past performance is not indicative of future performance. An investment in the Fund is subject to certain risks and other considerations. Such risks and considerations may include, but are not limited to: Investment and Market Risk; Convertible Securities Risk; Structured and Synthetic Convertible Securities Risk; Lower Grade Securities Risk; Equity Securities Risk; Preferred Securities Risk; Derivatives Risk; Interest Rate Risk; Leverage Risk; Anti-Takeover Provisions; Foreign Securities Risk; Foreign Currency Risk; Market Disruption Risk; Risk Associated with the Fund’s Covered Call Option Writing Strategy; Senior and Second Lien Secured Loan Risk and Illiquidity Risk. See www.guggenheiminvestments.com/lcm for a detailed discussion of fund-specific risks. Investors should consider the investment objectives and policies, risk considerations, charges and expenses of any investment before they invest. For this and more information visit www.guggenheiminvestments.com or contact a securities representative or Guggenheim Funds Distributors, LLC 227 West Monroe Street, Chicago, IL 60606, 800- 345-7999. Analyst Inquiries William T. Korver cefs@guggenheiminvestments.com NOT FDIC-INSURED | NOT BANK-GUARANTEED | MAY LOSE VALUE Member FINRA/SIPC (07/17)